SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549



Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934



Date of Report (date of earliest event reported):  April 11, 2001



Mallon Resources Corporation
(exact name of registrant as specified in its charter)


    Colorado                       0-17267               84-1095959
(State or other                  (Commission          (I.R.S. Employer
jurisdiction                     File Number)         Identification No.)
of incorporation)



999 18th Street, Suite 1700, Denver, Colorado             80202
(address of principal executive offices)                (zip code)



Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated April 11, 2001, the text of which follows:

    Denver, Colorado -- Mallon Resources Corporation (Nasdaq: "MLRC") today reported the following matters:

    First Quarter 2001 Drilling Operations
    ______________________________________

    During the first three months of 2001, Mallon drilled 11 successful new wells in its East Blanco Natural Gas Field in New Mexico's San Juan Basin. Of these wells, two are currently hooked-up and on production, while nine of these wells, together with four wells that were drilled earlier, await pipeline connections. It is expected that the required 15 miles of pipeline extensions will be completed within 30 days. George Mallon, Chairman, said, "Difficult weather conditions in the San Juan Basin have significantly delayed our gathering line construction work and the connection of these new wells. We expect to have nine of these new wells on production by mid-May."

    Revised 2001 Capital Expenditure Plans
    ______________________________________

    Mallon now plans to make approximately $22 to $24 million of capital expenditures during 2001, approximately $12 million less than previously scheduled. Mallon reports that it reduced its budgeted expenditures to an amount that it can finance out of cash on hand and expected cash flow, without incurring any more debt. Mallon's revised capital expenditure plans call for the drilling of 33 new wells at East Blanco in 2001, and the installation of pumping units on 36 existing wells to enhance their production. Mr. Mallon said, "We believe that it is prudent to scale-back our expenditures to avoid incurring more debt. We believe that our new budget, while more cautious than our previous plans, is more than adequate to continue the prudent development of East Blanco while allowing us to continue to perform targeted enhancement operations on our Delaware Basin holdings."

    Financial Results Forecast Guidance
    ___________________________________

    Based on its operations to date and its revised plans, Mallon believes its first quarter 2001 and calendar 2001 financial and operating results will approximate the following:

                                        1st Quarter 2001   Full Year 2001
                                           Estimated       Estimated Range
Net Production (Bcfe)                     1.7               8.5 - 9.5

Expenses (in $ millions)
  Lease operating expense                 1.2                5.7 - 6.1
  Production tax                          1.5                6.8 - 7.6
  General and administrative              1.4 *              4.7 - 5.1 **
  Depreciation                            0.2                0.3 - 0.5
  Depletion                               1.7                8.6 - 9.5

Capital expenditures (in $ millions)      6.8               22.0 - 24.0
        ________________________
*  Includes $0.6 million of non-cash stock compensation
** Includes $1.7 million of non-cash stock compensation

    Mr. Mallon noted, "Our production for 2001 under this revised forecast is expected to be approximately 8.5 to 9.5 billion cubic foot equivalents, as compared to the 7.0 Bcfe we produced in 2000. This will reflect between a 20% to 35% increase in production."

    The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic and engineering interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly affect Mallon's operations. These and other risk factors that affect Mallon's business are discussed in Mallon's Annual Report.

    Mallon Resources Corporation is a Denver-based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on Nasdaq under the symbol "MLRC."

                                  Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  Mallon Resources Corporation


April 17, 2001                    By: _/s/ Roy K. Ross_____________________
                                      Roy K. Ross, Executive Vice President